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Exhibit 99.1

    Press Release Announcing Earnings for the period ended June 30, 2001.

California Community Bancshares, Inc. Announces Record Earnings

    AUBURN, Calif., August 16, 2001, California Community Bancshares, Inc., a $1.2 billion asset state-wide banking company operating two banking subsidiaries, Placer Sierra Bank and Bank of Orange County (the "Banks"), today announced record operating earnings for the six-month period ended June 30, 2001. California Commercial Bancshares' net operating income (net income before amortization of intangible assets and reorganization and merger-related costs, net of taxes) for the six months ended June 30, 2001 grew to $4.1 million, or $0.15 per diluted share, from $2.0 million, or $0.08 per diluted share, for the six-month period ended June 30, 2000. Operating return on average tangible assets and average tangible equity for the six months ended June 30, 2001, increased to 0.76% and 14.96%, respectively, from 0.41% and 8.63%, respectively, for the six months ended June 30, 2000.

    Net income for the six months ended June 30, 2001, increased to $1.4 million, or $0.05 per diluted share, compared to a net loss of $1.2 million, or $(0.05) per diluted share for the six months ended June 30, 2000. Return on average assets increased to 0.24% in the first half of 2001 from a loss on average assets of (0.23%) for the comparative period of 2000. Return on average stockholders' equity for the six months ended June 30, 2001, increased to 2.17% from a loss of (2.07)% for the six months ended June 30, 2000.

    The 110% increase in net operating income for the six months ended June 30, 2001 compared to the same period in 2000 was the result of a 15% growth in net revenues (net interest income plus noninterest income) associated with a 13% increase in average earning assets. This increase in average earning assets was accomplished with only a 3% increase in operating noninterest expense, resulting in an improvement in the Company's operating efficiency ratio to 75.92% for the six months ended June 30, 2001 from 84.44% for the same period of 2000.

    Average earning assets for the six months ended June 30, 2001 grew to $1 billion in 2001 from $888 million for the same period in 2000. This growth reflects internal growth, as well as the acquisition in February 2000 of Sacramento Commercial Bank (merged with and into Placer Sierra Bank effective March 23, 2001 and operated as a division of Placer Sierra Bank).

    "The significant improvement in operating earnings in the first half of 2001 reflects the benefits of the reorganization activities that occurred during all of 2000 and the first half of 2001," commented Mr. Richard Decker, Chairman of the Board of Directors. "We consolidated many key operating units and improved our technology platform. We centralized several back-office functions, such as human resources, information systems and financial management. This record of accomplishments is the direct result of the extraordinary efforts of our team members, who worked tirelessly to build a top tier banking organization."

    "The increase in earning assets of the Company during 2001 includes internally generated loan growth of approximately $54.6 million, or a 7% growth in loans between December 31, 2000 and June 30, 2001," stated Anat Bird, who joined CCB as its President and Chief Executive Officer on March 1, 2001.

    Ms. Bird commented about the future. "CCB has the necessary ingredients to become a highly coveted franchise due to its:

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  Attractive and underutilized customer base;

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  Diverse, high-growth markets;

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  Solid risk profile;

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  High potential management team; and

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  Capacity for growth through acquisitions."

    "The CCB team has successfully integrated core operations and management teams to create a strong base that can support growth and create value for all our primary constituents: customers, team members, shareholders and the communities we serve," Ms. Bird continued. "Our vision is to become the "Best of Class" financial services provider in the communities we serve. We expect to achieve our potential by being the best needs-based selling organization in our markets."

    When the Company uses in this press release the words "anticipate," "estimate," "expect," "project," "intend," "commit," "believe," and similar expressions, the Company intends to identify forward-looking statements. Such statements are not guarantees of performance and are subject to certain risks, uncertainties and assumptions. Such risk and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers on the Company's results of operations, the Company's ability to continue its internal growth at historical rates, the Company's ability to maintain its net interest spread, and the quality of the Company's earning assets; (2) government regulation; (3) the ability to successfully integrate recently completed or future mergers and acquisitions; and (4) other risks set forth in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact
David E. Hooston
E. V. P., Chief Financial Officer
California Community Bancshares, Inc.
1101 E. Orangewood Ave., Suite 100
Anaheim, CA 92805
(714) 221-5353

CALIFORNIA COMMUNITY BANCSHARES, INC.
FINANCIAL SUMMARY AS OF JUNE 30, 2001
(unaudited)

	For the Three Months Ended June 30, 2001	For the Three Months Ended June 30, 2000	For the Six Months Ended June 30, 2001	For the Six Months Ended June 30, 2000
	(Dollars in thousands, except share and per share data)
Summary of Consolidated Income
Net interest income before provision for loan and lease losses	$12,567	$12,200	$24,809	$21,975
Provision for loan and lease losses	185	285	475	445

Net interest income after provision for loan and lease losses	12,382	11,915	24,334	21,530
Noninterest income	2,119	1,817	4,288	3,360
Operating noninterest expense (excluding intangible amortization, and reorganization and merger-related costs)	11,278	11,360	22,091	21,394

Operating income before intangible amortization and reorganization and merger-related costs)	3,223	2,372	6,531	3,496
Income tax expense related to operating income	970	803	2,249	1,346
Minority interests in loss of subsidiaries and cost of minority interest	64	81	138	174
Net operating income (net income before intangible amortization, reorganization and merger-related costs, net of their tax effect)	2,189	1,488	4,144	1,976
Intangible amortization, reorganization and merger-related costs, net of their tax effect	1,215	2,142	2,727	3,188

Net income (loss)	$974	$(654)	$1,417	$(1,212)

Per share data
Net operating income per share
Basic	$0.08	$0.06	$0.16	$0.08
Diluted	$0.08	$0.06	$0.15	$0.08
Net income (loss) per share
Basic	$0.04	$(0.02)	$0.05	$(0.05)
Diluted	$0.04	$(0.02)	$0.05	$(0.05)
Book value per share	$4.98	$4.86	$4.98	$4.86
Tangible book value per share	$2.19	$1.88	$2.19	$1.88
Dividend payout ratio	—	—	—	—
Equity to assets ratio	11.28%	11.06%	11.28%	11.06%
Shares outstanding at period end	26,703,598	26,312,576	26,703,598	26,312,576
Weighted average shares outstanding
Basic	26,321,170	26,312,576	26,316,897	24,648,118
Diluted	26,754,465	26,891,121	26,797,682	25,226,662
Selected Performance Ratios
Operating return on average tangible assets	0.79%	0.56%	0.76%	0.41%
Return on average assets	0.33%	(0.23)%	0.24%	(0.23)%

Operating return on average tangible stockholders' equity	15.56%	11.66%	14.96%	8.63%
Return on average stockholders' equity	2.95%	(2.05)%	2.17%	(2.07)%
Net yield on interest earning assets	5.02%	5.04%	4.99%	4.98%
Efficiency ratio before intangible amortization and reorganization and merger-related costs	76.79%	81.04%	75.92%	84.44%
Efficiency ratio after intangible amortization and reorganization and merger-related costs	87.10%	103.12%	88.05%	102.01%
Selected Asset Quality Ratios
Nonperforming assets to gross loans and leases and OREO	0.35%	0.46%	0.35%	0.46%
Nonperforming assets to total assets	0.24%	0.29%	0.24%	0.29%
Allowance for loan and lease losses to gross loans	1.28%	1.32%	1.28%	1.32%
Allowance for loan and lease losses to nonperforming loans and leases	609.06%	297.44%	609.06%	297.44%
Net charge-offs (recoveries) to average gross loans and leases	0.00%	(0.02)%	0.01%	(0.01)%
Summary of Consolidated Financial Position
Average assets	$1,191,946	$1,143,664	$1,181,583	$1,043,817
Average tangible assets	1,116,167	1,066,504	1,105,548	972,392
Average earning assets	1,004,958	973,816	1,001,610	888,061
Average tangible equity	56,431	51,345	55,847	46,054
Average equity	132,209	128,505	131,882	117,474
Total assets	1,178,485	1,157,317	1,178,485	1,157,317
Loans, net of deferred fees	812,968	738,888	812,968	738,888
Other real estate owned	1,131	4,642	1,131	4,642
Goodwill and other intangible assets	80,897	85,694	80,897	85,694
Deposits	1,007,748	991,824	1,007,748	991,824
Minority interest	3,500	3,500	3,500	3,500
Stockholders' equity	132,955	127,963	132,955	127,963
Tangible stockholders' equity	58,350	49,361	58,350	49,361

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Exhibit 99.1
California Community Bancshares, Inc. Announces Record Earnings
CALIFORNIA COMMUNITY BANCSHARES, INC. FINANCIAL SUMMARY AS OF JUNE 30, 2001 (unaudited)